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                                                                   EXHIBIT 10.14

                            TAX ALLOCATION AGREEMENT



         This Tax Allocation Agreement (The "Agreement") is made as of this ____ day of ______, 1996, by and between EndoSonics Corporation, a Delaware corporation ("EndoSonics") and CardioVascular Dynamics, Inc., a Delaware Corporation ("CVD").

         WHEREAS, EndoSonics is the common parent of an affiliated group of corporations, as defined in section 1504(a) of the Internal Revenue code of 1986, as amended (the "Code"), of which the CVD is a member; and

         WHEREAS, EndoSonics, on behalf of its affiliated group, has filed and will file consolidated federal income tax returns and certain consolidated and/or combined tax returns for state income tax purposes;

         WHEREAS, it is anticipated that CVD will no longer be a member of EndoSonics's federal consolidated group following an anticipated initial public offering ("IPO") but may be a member of a consolidated, combining or unitary group under state tax laws following the IPO;

         WHEREAS, the parties wish to provide for the allocation among them of tax liability and certain related matters;

         NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.       DEFINITIONS

         For purposes of this Agreement, the terms set forth below shall be defined as follows:

         (a) "CVD" shall mean (i) CVD, (ii) any corporation which succeeds to and takes into account the net operating loss carryover and other tax attributes of CVD in accordance with Internal Revenue Code Section 381(a), or (iii) any affiliated group of corporations of which CVD is a member and with whom CVD files consolidated federal income tax returns.

         (b) "EndoSonics" shall mean and include (i) EndoSonics, (ii) any successor common parent corporation described in Treas. Reg. Section 1.1502-75(d)(2)(i) or (2)(ii), or (iii) any corporation as to which EndoSonics (or a successor corporation described in
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clause (ii) hereof) is the "predecessor" within the meaning of Treas. Reg.
Section1.1502-1(f)(1), if such corporation acquires EndoSonics (or a successor corporation described in clause (ii) hereof) in a "reverse acquisition" within the meaning of Treas. Reg. Section1.1502-75(d)(3).

         (c) "EndoSonics Group" shall mean any group of corporations which files a consolidated federal income tax return with EndoSonics.

         (d) "IPO Date" shall mean the closing date of IPO.

         (e) "Tax Payment" shall mean any payment required to be made by CVD or EndoSonics to the other in accordance with the terms of this Agreement.

         (f) "Tax Liability" shall mean any state or federal income tax liability and shall include any interest or penalties assessed with respect to any deficiency with respect thereto.

2.       ALLOCATION OF FEDERAL TAX LIABILITY

         EndoSonics and CVD agree and acknowledge that each has incurred substantial net operating losses for federal income tax purposes (on both a separate and consolidated basis) for all taxable years ending prior to the IPO Date and that, as a result, neither has incurred any federal income tax liability for any such year. EndoSonics and CVD further agree and acknowledge that CVD has and will incur a net operating loss for its taxable year ending on the IPO date. Based on such agreement and acknowledgments, CVD shall not be required to make any Tax Payment to EndoSonics for any period ending prior to or on the IPO Date or with respect to any EndoSonics Group consolidated federal income tax returns or for the current taxable year, and EndoSonics will not be required to make any Tax Payments to CVD with respect to such returns for such periods.

3.       ALLOCATION OF STATE TAX LIABILITY

         A. EndoSonics and CVD agree and acknowledge that each has incurred substantial net operating losses for state income tax purposes (on both a separate and combined basis) for all taxable years ending prior to the IPO Date and that, as a result, neither has incurred any state income tax liability for any such year. EndoSonics and CVD further agree and acknowledge that CVD has and will incur a net operating loss for its taxable year ending on the IPO date. Based on such agreement and acknowledgments, CVD shall not be required to make any Tax Payment to EndoSonics for any period ending prior to or on the IPO Date or with respect to any state income taxes for the portion of the current taxable ending on the IPO date, and EndoSonics will not be required to make any Tax Payments to CVD with respect to state income tax for such periods.
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         B. Notwithstanding that EndoSonics and CVD may be required to file any consolidated or combined state income tax returns for any period ending after the IPO Date, it is the intention of EndoSonics and CVD by this Agreement to cause CVD's Tax Liability from and after the IPO Date to be the same as it would have been had CVD filed separate returns for such periods. As a result, it is intended that EndoSonics will realize any and all benefits and suffer any and all detriments occasioned by such consolidated or combined reporting.

         C. In keeping with the intention of EndoSonics as set forth above, a Tax Payment shall be required to be made with respect to state income taxes incurred in any state with respect to Periods occurring subsequent to the IPO Date in which EndoSonics and CVD are required to file consolidated or combined returns (i) by EndoSonics to CVD to the extent that CVD has a Net Increase in Tax Liability to such state as a result of the filing of a consolidated or combined return; or (ii) by CVD to EndoSonics to the extent that CVD has a Net Decrease in Tax Liability to such state as a result of the filing a consolidated return or report.

         D. For purposes of this Paragraph 3, for each taxable year of CVD ending after the IPO Date (treating the period commencing with the IPO Date through the balance of the taxable year as a separate taxable year) and for each jurisdiction in which EndoSonics and CVD are required to file a consolidated or combined state income tax return, CVD shall prepare a hypothetical return on a separate basis (the "Hypothetical Returns"). Such Hypothetical Returns shall be prepared in a manner which is consistent with the methods of accounting and with reporting of income, gain, loss or deduction by CVD for federal income tax purposes. Such Hypothetical Return shall be prepared by CVD and delivered to EndoSonics within 30 days of the date on which CVD has prepared and filed its federal income tax return for such period. CVD shall bear the cost of preparing the Hypothetical Returns except that, in any year in which CVD is required to make a Tax Payment to EndoSonics, CVD may reduce the amount of such payment by the costs directly incurred in preparing such Hypothetical Returns.

         E. In the event that any adjustment is made to the federal income tax return of CVD, CVD shall make a corresponding adjustment in its Hypothetical Returns. Similarly, any adjustment to any consolidated or combined state income tax return (other than an adjustment agreed to by EndoSonics without the consent of CVD in accordance with Paragraph 8 hereof) shall require an appropriate adjustment to the Hypothetical Returns. The Net Increase in Tax Liability for any state shall mean the excess of (i) CVD's tax liability to such state in accordance with the consolidated or combined return of EndoSonics and CVD, over
(ii) the tax shown on CVD's hypothetical return for such state. The Net Decrease in Tax Liability for any state shall mean the excess of (i) the tax shown on CVD's hypothetical return for such state, over (ii) CVD's tax liability to such state under the consolidated or combined return of EndoSonics and CVD.
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4.       PREPARATION AND FILING OF RETURNS

         A. Subject to the provisions of Section 8(b) hereof, EndoSonics shall include CVD with EndoSonics in a consolidated or combined return for any period (including periods or portions of any period) following the IPO Date for which EndoSonics determines that it is required to do so or for any period in which EndoSonics, in its sole discretion, determines to do so and for which it believes, in good faith, that it is eligible to do so. CVD shall execute and file such consents, elections, powers of attorney and other documentation as may be required or appropriate for the proper filing of such returns.

         B. (I) With respect to any consolidated or combined return which includes EndoSonics or CVD, EndoSonics shall have the right, in its sole discretion, to (i) make any elections which are employed in the preparation and filing of such returns, including any schedules and elections and choice of methods of accounting and depreciation; (ii) determine the substance and manner in which such returns (including schedules) shall be prepared and filed, including without limitation, the substance and manner in which any item of income, gain, loss, deduction or credit shall be reported; (ii) contest, compromise, settle or otherwise control (at its own expense) any adjustment, assessment or deficiency proposed, asserted or assessed as a result of any audit, examination or other proceeding with respect to such returns; (iii) file, prosecute, compromise or settle any claim for refund; and (iv) determine whether any refunds which are available shall be paid by way of refund or credit against the income tax liability.

                  (II) CVD hereby irrevocably agrees that EndoSonics is authorized to act on CVD's behalf and as the exclusive agent and attorney-in-fact for CVD for all tax matters arising in any state relating to a taxable period for which EndoSonics and CVD prepared consolidated or combined state income tax returns.

                  (III) Notwithstanding the above, EndoSonics shall not take any position on a consolidated or combined state income tax return with respect to any item of CVD income, gain, loss or deductions which is inconsistent with the reporting of such item by CVD on its federal income tax return.

5.       ALTERED FILING STATUS

         A. In the event that a state taxing authority seeks to consolidate or combine, under unitary tax principles or otherwise, the items of income and deductions of CVD with those of EndoSonics (a "Unitary Claim") in a taxable period (or portion thereof) following the IPO Date where EndoSonics did not include CVD in such return, then EndoSonics shall be entitled (and CVD hereby irrevocably authorizes EndoSonics) to control the defense, settlement or compromise of any audit, examination, adjustment or other proceeding with such taxing authority and CVD shall execute all powers of
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attorney and take all other action to permit EndoSonics to do so. CVD shall also cooperate in any such proceeding. EndoSonics shall bear the full cost of any such such defense, settlement or compromise. In the event that it is ultimately determined that a consolidated or combined state income tax return is required, Paragraph 3.B.(ii) shall apply as if such return had been originally filed.

         B. In the event that a state taxing authority seeks to require separate filings with respect to CVD in a year in which EndoSonics included CVD in a consolidated or combined state income tax return (a "Separate Claim"), then EndoSonics shall still be entitled (at its own expense) to (and CVD hereby irrevocably authorizes EndoSonics) to control the defense, settlement or compromise of any audit, examination, adjustment or other proceeding with such taxing authority and CVD shall execute all powers of attorney and take all other action to permit EndoSonics to do so. CVD shall also cooperate in any such proceeding.

6.       TIME FOR PAYMENT; DEFAULT INTEREST

         A. Any Tax Payment required hereunder with respect to originally filed consolidated or combined state income tax returns shall be paid on or before the later to occur of (i) five (5) business days following the date on which CVD has delivered to EndoSonics its Hypothetical Returns, or (ii) the date on which the consolidated or combined return is filed. Any Tax Payment required as a result of adjustments to a consolidated or combined state income tax return or any Hypothetical Return, shall be made within five (5) business days of the date that the adjustments giving rise to such Tax Payment have been paid or otherwise become final.

         B. Where a Tax Payment required by this Agreement to be made from one party to another is not made within the time provided (or otherwise promptly paid if no time is specified), the amount not timely paid shall bear interest at the rate established pursuant to Section 6621(a)(2) of the Code.


         C. Where a Tax Payment is required under the terms of this Agreement as a result of an adjustment to any consolidated or combined state income tax return or a Hypothetical Return, and the amount of the amount of the Tax Payment is not otherwise based on a Tax Liability which includes an interest charge, the amount of the Tax Payment shall bear interest from the date on which the payment would have been due had the consolidated or combined state income tax return and the Hypothetical Returns been originally prepared as so adjusted to the date on which the payment is actually made. The interest shall be computed at the rate established pursuant to Section 6621(a)(2) of the Internal Revenue Code.

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7.       TERMINATION OF AFFILIATION

         A. This Agreement shall survive any termination of affiliation.

         B. EndoSonics and CVD shall consult and shall furnish each other with such information as is required to prepare accurately any consolidated or combined state income tax return required or permitted hereunder for any taxable years.

         C. EndoSonics and CVD shall also consult and furnish each other with information concerning the status of any tax audit or tax refund claim relating to a taxable year in which the result of such matter could affect the federal or state Tax Liability of the other or which could result in an adjustment of any Tax Payment required hereunder.

8.       CONTROL OF AUDITS

         A. EndoSonics shall have the exclusive right to control any and all disputes affecting the Tax Liability of EndoSonics and or CVD with respect to any state in which EndoSonics and CVD file consolidated or combined returns, provided that no adjustment of an item of income, gain, loss or deduction shall be reflected on the Hypothetical Returns of CVD prepared in accordance with Paragraph 3.C unless CVD shall have consented to such adjustment in accordance with Paragraph 8.B.

         B. In the event that an adjustment is made or proposed to be made to an item of income, gain, loss or deduction reflected in the separate return of CVD and EndoSonics requests CVD to consent to such adjustment, CVD shall not unreasonably withhold consent. For this purpose, consent will be deemed to have been reasonably withheld if CVD has obtained advice of counsel or other tax advisor that the treatment of the item as reported on their separate return is at least as likely as not to be the correct treatment of the item for applicable tax purposes.

         C. In the event that CVD withholds consent to any proposed adjustment, CVD shall thereafter bear the costs or resisting such adjustment. If the proposed adjustment can be reasonably separated from other matters involved in the audit without undue cost or delay, CVD shall assume responsibility for disputing the adjustment and shall pay such costs as it may incur in connection with such dispute. If the matter cannot be reasonably separated from other disputed matters which continue to be the subject of dispute, CVD shall pay such costs as are directly traceable to such item.

9.       RESOLUTION OF DISPUTES BETWEEN PARTIES

         A. The parties shall attempt to resolve any disputes in a manner consistent with the provisions hereof as quickly as possible. To the extent they are unable to do so, and the dispute relates to the calculation or allocation of any tax liability, the matter
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shall be referred to a mutually agreeable accounting firm or law firm (the
"Firm") for binding arbitration. The parties agree to share equally the expenses of the Firm.

         B. Other than with respect to the taxable period that includes the day after the IPO Date, CVD shall have the right to challenge prospectively EndoSonics's decision to include CVD in a Post-IPO-Unitary Return. To the extent CVD and EndoSonics are unable to resolve this issue, it shall be resolved by either (i) seeking a ruling (at the expense of CVD) on this issue; or (ii) referring to the Firm. The standard for decision (other than by ruling) shall be whether it is "more likely than not" that a Unitary Return cannot be filed.

10.      MISCELLANEOUS PROVISIONS

         A. This Agreement shall become effective on the IPO Date and shall continue in effect until such time as (i) the parties mutually agree to its termination or (ii) there is no longer any possibility that any Tax Payment would be required hereunder. Specifically, this Agreement shall continue in effect for the period described above notwithstanding that EndoSonics and CVD have ceased to file any consolidated or combined state income tax returns.

         B. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior written, oral or implied understandings, representations and agreements among the parties with respect thereto except with respect to the agreements attached as appendices hereto which shall continue in effect to the extent provided for herein. No alteration, amendment, or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each party.

         C. This Agreement shall be binding upon and inure to the benefit of each party hereto, its respective successors and assigns.

         D. This Agreement is intended solely to benefit EndoSonics and CVD. No other person shall be a third party beneficiary hereof.

         E. Except with respect to the determination of any Tax Liability, this Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of California (regardless of the laws that might be applicable under principles of conflicts of laws).

         F. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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         G. Any notice or other communication required or permitted under this
Agreement shall be in writing and shall be personally delivered or sent by certified or registered United States mail postage prepaid, to the parties at the following addresses (or at such other address as a party may specify by notice to the others):

                  If to EndoSonics:
                  EndoSonics Corporation
                  6616 Owens Drive
                  Pleasanton, CA  94588
                  Attn:  Donald Huffman

                  If to CVD:
                  CardioVascular Dynamics, Inc.
                  13900 Alton Parkway
                  Suite 122
                  Irvine, CA  92718
                  Attn:  Dana Nickell

Any such notice or communication shall be effective and be deemed to have been given as of the dates delivered or mailed, as the case may be; provided that any notice or communication changing any of the addresses set forth above shall be effective and deemed to have been given only upon its receipt.

         H. Where the context so requires, the word "person" shall include a corporation, firm, partnership or other form of association or entity.

         I. If any provision of this Agreement shall be judicially determined to be unenforceable, such provision shall be deemed deleted herefrom only with respect to (and only to the extent of) the jurisdiction where such adjudication was made but such adjudication shall not otherwise affect the terms of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.


                                       ENDOSONICS CORPORATION


                                       By:
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                                       CARDIOVASCULAR DYNAMICS, INC.


                                       By:
                                           ------------------------------